SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2008
The Spectranetics Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-19711	84-0997049

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
96 Talamine Court
Colorado Springs, CO 80907-5186
(Address of Principal Executive Offices)

(719) 633-8333
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Under Item 2.01 of our Current Report on Form 8-K, filed June 5, 2008 with the Securities and Exchange Commission, we reported the acquisition of certain endovascular products from Kensey Nash Corporation (the “Acquired Products”).
In accordance with the requirements of Item 9.01 of Form 8-K, we determined that we are required to amend our June 5, 2008 Form 8-K to provide certain audited financial statements and pro forma financial information related to the Acquired Products within 71 days of the date of that filing, or August 15, 2008.
Historical financial statements for the Acquired Products were not prepared by Kensey Nash as the Acquired Products were an immaterial component of Kensey Nash Corporation’s overall business. Further, the products were not treated as a reportable business segment by Kensey Nash.
We have had multiple conversations with the Securities and Exchange Commission regarding the Acquired Products and the audited financial statements and pro forma financial information that we are required to file pursuant to Item 9.01 of Form 8-K. The SEC has granted our request to provide limited financial information for the historical periods called for by Rule 3-05 of Regulation S-X. Specifically, the SEC has notified us that it will not object to our providing audited statements of revenues and direct expenses and audited statements of assets acquired and liabilities assumed, together with the related pro forma financial information, for the time period called for by Rule 3-05 of Regulation S-X.
While we continue to devote the financial resources and personnel that we have available in order to complete the requisite audited financial statements and the related pro forma financial information for the Acquired Products, we are unable to file such information by August 15, 2008. We intend to file an amendment to our June 5, 2008 Form 8-K as soon as practicable.
Our inability to file the amendment by the deadline will result in non-compliance with our reporting obligations under the Securities Exchange Act of 1934. As a result, if we are unable to obtain a waiver from the SEC, we will be ineligible for 12 months to use a registration statement on Form S-3 to register the issuance of our securities for any capital raising activities. Persons with an interest in The Spectranetics Corporation should recognize that there are currently no financial statements available regarding the Acquired Products or the combined operations of the Acquired Products and our business.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2008	The Spectranetics Corporation (registrant)
	By:	/s/ Guy Childs
	Name:	Guy Childs
	Its:	Chief Financial Officer